UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 8, 2016

KOHL’S CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin	001-11084	39-1630919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

N56 W17000 Ridgewood Drive Menomonee Falls, Wisconsin	53051
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (262) 703-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors;

Appointment of Certain Officers; Compensatory Arrangements of

Certain Officers.

On November 8, 2016, Wesley S. McDonald, Chief Financial Officer of Kohl’s Corporation (the “Company”), notified the Company of his intent to retire after 14 years of service to the Company.  McDonald’s retirement will be effective on a date to be mutually agreed upon by McDonald and the Company, but no later than July 2017.  As described in further detail below, McDonald intends to then remain with the Company as a Senior Advisor for an additional year to assist with an orderly transition and with special projects.  The Company is conducting a comprehensive search to identify McDonald’s successor.

In connection with his planned retirement, the Company and McDonald have entered into an agreement under which, after the effective date of his retirement, McDonald will continue to be employed by the Company for one additional year (the “Consulting Term”) as a Senior Advisor at his current level of salary and benefits.  McDonald will remain eligible to participate in the Company’s annual incentive plan for fiscal 2016 and 2017.  During the Consulting Term, McDonald’s previously granted equity awards will continue to vest in accordance with their terms and conditions, but McDonald will no longer be eligible to receive additional equity awards such as stock options, performance share units or restricted shares under the Company’s long-term compensation plans.

On November 9, 2016, the Company issued a press release announcing McDonald’s planned retirement, a copy of which is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.

Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.

Description

99.1

Press Release dated November 9, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 9, 2016

KOHL’S CORPORATION

By:

  /s/ Jason J. Kelroy

Jason J. Kelroy

EVP, General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated November 9, 2016